EXHIBIT (8)(g)(4)

AMENDMENT No. 3 TO PARTICIPATION AGREEMENT (BLACKROCK)

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

BETWEEN BLACKROCK VARIABLE SERIES FUNDS, INC.

AND TRANSAMERICA LIFE INSURANCE COMPANY

THIS AMENDMENT is effective as of May 1, 2013, by and among BlackRock Variable Series Funds, Inc. (the “Fund”), BlackRock Advisors, LLC (“BAL”), Blackrock Investments, Inc. (“BII”), and Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A as attached hereto, as such schedule may be revised from time to time (the “Accounts”).

WHEREAS, the parties executed an amendment dated March 1, 2013, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Section 1.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.9 The Fund agrees that its Shares will be sold, either directly or indirectly to Participating Insurance Companies and their separate accounts. No Shares of any Portfolio will be sold directly or indirectly to the general public. The Company agrees that Fund Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as such schedule may be revised or supplemented from time to time.

2.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

3.	A new paragraph, numbered consecutively, is added to ARTICLE 3 Representations and Warranties, as follows:

3.8. Fund and Fund Manager each agree to promptly update the relevant fund prospectus and when any underlying fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any underlying fund. Except as otherwise disclosed in the relevant prospectus, the Fund represents and warrants that it is not a CPO, and Fund Manager represents and warrants it is not required to register as a CPO with respect to any underlying fund. Fund and Fund Manager each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	10-7-13

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	/s/ Brendan Kyne
Name:	Brendan Kyne
Title:	Vice President
Date:	Sept. 26, 2013

BLACKROCK ADVISORS, LLC

By:	/s/ Mike Saliba
Name:	Mike Saliba
Title:	Managing Director
Date:	October 7, 2013

BLACKROCK INVESTMENTS, INC.

By:	/s/ Lisa Hill
Name:	Lisa Hill
Title:	Managing Director
Date:	Sept. 26, 2013

Schedule A

Revised May 1, 2013

SEPARATE ACCOUNTS:

Separate Account VA B

PORTFOLIOS:

BlackRock Basic Value V.I. Fund – Class I

BlackRock High Yield V.I. Fund – Class I

BlackRock Global Allocation V.I. Fund – Class I

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